Exhibit 15.1

October 30, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 3, 2012, August 2, 2012 and October 30, 2012 on our review of interim financial information of Ecolab Inc. for the three-month periods ended March 31, 2012 and 2011, for the three and six-month periods ended June 30, 2012 and 2011 and for the three and nine-month periods ended September 30, 2012 and 2011 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively, are incorporated by reference in its Registration Statement on Form S-8 dated October 30, 2012.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota